Exhibit 23
Consent of the Independent Registered Public Accounting Firm
HearUSA Inc.
West Palm Beach, Florida
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (filed September 13, 1994), Form S-8 (File No. 333-08523), Form S-3 (File No. 333-04303), Form S-3 (File No. 333-04639), Form S-3 (File No. 333-11429) , Form S-3 (File No. 333-18753), Form S-3 (File No. 333-24357), Form S-3 (File No. 333-25169), Form S-3 (File No. 333-64571), Form S-3 (File No. 333-38862), Form S-8 (File No. 333-73022), Form S-3 (File No. 333-115399), Form S-3/A (File No. 333-128605), Form S-3 and Form S-3A (File No. 333-144224) of our report dated March 28, 2008 relating to the consolidated financial statements and financial statement schedule of HearUSA Inc., appearing in the Company’s Annual Report on Form 10-K for fiscal year ended December 29, 2007.

West Palm Beach, Florida	BDO Seidman, LLP
March 28, 2008

88